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                                                                Exhibit 10(ii)d5
[Newcourt Leasing Corporation Logo]

                             MASTER LEASE AGREEMENT
                                                          Agreement No. PRC.0105
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TERMS AND CONDITIONS

This Master Lease Agreement dated as of the 6th day of July, 2000 correctly sets forth the terms and conditions agreed between NEWCOURT LEASING CORPORATION ("Lessor") and Elong.com ("Lessee") pursuant to which Lessor may from time to time lease equipment to Lessee. No amendments to the Agreement shall be binding on either of the parties hereto unless in writing and executed by such parties.

1. DEFINITIONS

   "Agreement" means these terms and conditions and all Schedules;

   "Commencement Date" means the date specified as such in the relevant Schedule. Unless on the written notice from lessee, the equipment will be deemed as irrevocably accepted by lessee on the 15th calendar day since the shipment date and the corresponding Lease will commence on the acceptance.

   "Discount Rate" means the Discount Rate specified in the relevant Schedule;

   "Equipment" means the individual items of goods, equipment, and related items, licences and any part thereof described in any Schedule and any replacements or renewals made therein or thereto;

   "Lease Term" means, for each item of Equipment, the period from the Commencement Date to the Lease Termination Date;

   "Lease Termination Date" means the date specified as such in the relevant Schedule;

   "Licence" means any licence of software information and documentation related to the Equipment;

   "PRC" means the People's Republic of China;

   "RMB" means Ranminbi, the lawful currency for the time being of the PRC;

   "Rental" means, for each item of Equipment, the amounts set out in the relevant Schedule, which are denominated as RMB;

   "Rental Dates" means, for each item of Equipment, the dates on which Rentals are due as stated in the Schedule;

   "Schedule" means each schedule entered into from time to time between Lessor and Lessee pursuant hereto incorporating these terms and conditions;

   "Supplier" means any manufacturer or supplier of the Equipment or of services related to the Equipment as the case may be;

   "Supply Agreement" means any contract, agreement, guarantee, warranty or arrangement in existence between Lessee and the Supplier;

   "Termination Sum" means, for each item of Equipment, an amount equal to the aggregate of

   (i) all arrears of Rental and any other monies due to Lessor under this Agreement up to and including the date of termination together with interest at the rate specified in Clause 3.3 on any overdue payment;

   (ii) all payments of Rental which, but for a termination, would have been payable under the Agreement from and including the day following the date of termination to the end of the Lease Term less a discount for the acceleration of payment calculated by discounting such amounts to present value at the Discount Rate;

  (iii) all costs and expenses incurred by Lessor on its behalf in connection with such termination including those of repossession, refurbishment, storage, insurance and/or sale of the Equipment;

   (iv) all losses, costs, charges and expenses incurred or payable by Lessor arising out of the premature termination of any funding commitments in connection with this Agreement; and

   (v) where the Equipment has been lost or where Lessor is unable to recover the Equipment or to remarket it for the full amount of its unrecovered investment, if any, in the residual value of the Equipment due to poor condition, such sum as may be necessary to compensate Lessor for its loss.

2.  AGREEMENT

   2.1 Lessor agrees to lease and Lessee agrees to take on lease the Equipment for the Lease Term on the terms and conditions herein.

   2.2  Lessor may enter into this Agreement as principal or agent.

   2.3 Individual items of Equipment are grouped in each Schedule for convenience only and the Lease Term for each individual item of Equipment may be continued, extended or terminated separately from any other item of Equipment provided however that with respect to desktop computers, an individual item of Equipment shall include the minimum standard configuration of a keyboard.











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            monitor and CPU.

2.4 Lessee shall have no title, right or interest in the Equipment except the right to quiet possession hereunder.

2.5 Lessee must protect Lessor's interest in the Equipment, including making clear to others that Lessor is the owner of the Equipment.

2.6 Lessee must not, without Lessor's consent, apply for or obtain any duplicate or counterpart of any document of title, licence or certificate of registration relating to the Equipment.

2.7 Lessee may nominate further Equipment for leasing under the terms of this Agreement. In the event that Lessor approves such further Equipment, which it shall be under no obligation to do, it shall deliver to Lessee a further Schedule setting out the additional Equipment to be leased, the Lease Term and the Rental applicable thereto.

2.8 Notwithstanding that Lessor may (in its sole discretion) allow Lessee to pay the Rentals in RMB.

3.  RENTALS

3.1 Lessee unconditionally agrees to pay the Rentals to Lessor on the Rental Dates and in the currency, time being of the essence, as specified in each of the Schedules. All Rentals shall be paid by direct debit, standing order or such other method of payment and to such place or person as Lessor shall in writing direct from time to time.

3.2 All Rentals and other payments to be made to Lessor under this Agreement or any Schedule shall be unconditional and made in full, and without set-off or counterclaim, as directed in each of the Schedules. If any deduction or withholding, including withholding by Lessor of tax on interest income earned by Lessor's providers of funding domiciled outside the PRC, is required by law Lessee shall gross up such payment by paying an additional amount to Lessor so that Lessor receives the full amount.

3.3 Lessor may require payment by Lessee of the following amounts in respect of any late payment hereunder:

            3.3.1 A monthly service charge equal to 5% of each late payment calculated daily (but not less than RMB100 or more than RMB300); and

            3.3.2 Interest on each late payment of 2% per month calculated daily from the due date of such late payment until the date paid and compounded monthly

3.4 The first Rental (together with any advance payments specified in the related Schedule and payment for any partial month) shall be due on the first day of the immediately succeeding calendar month following the Commencement Date. If the Commencement Date does not fall on the first day of a month, the payment for the partial month prior to the First Rental Date shall be a pro rata portion of the Rental, calculated on a thirty (30) day basis. If Rentals are payable quarterly under the Schedule, the references herein to "month" shall mean "quarter" and the pro rata calculation under the preceding sentence shall be on a ninety (90) day basis.

3.5 At the end of the Lease Term, the Schedule will automatically re-new for additional three month periods on the same terms and conditions (including the same Rental) unless Lessee gives Lessor ninety (90) days written notice prior to the expiration of the Lease Term or any three month renewal term and Lessee returns the Equipment to Lessor in accordance with Clause 10.

3.6 Lessee shall obtain the verification of SAFE in respect of each payment of Rental in Dollars to be made by Lessee hereunder in accordance with the Foreign Exchange Control Regulations of the PRC (if applicable).

4.  USE OF EQUIPMENT

    Lessee agrees with and undertakes to Lessor that, at its own expense, throughout the Lease Term it will:-

4.1 keep the Equipment in good working order, repair and condition and ensure that the Equipment is serviced and maintained in accordance with the Supplier's recommendations and any mandatory legal requirements;

4.2 keep the Equipment at all times in the possession and control of Lessee at the location specified in the relevant Schedule;

4.3 not use the Equipment nor permit any of the Equipment to be used for any purpose for which it was not designed, or in contravention of any applicable law or regulation or terms of any insurance policy, or in such a manner as would invalidate any Supply Agreement;

4.4 not make any modifications or alterations or attachments to the Equipment, other than with the prior written consent of Lessor, and provided that any such additions to the Equipment will become an integral part of the Equipment unless such additions are separately serialised and removable without damage or diminution to the original value of the Equipment;

4.5 not sell, assign, let, transfer, mortgage, charge, part with or lose possession of the Equipment or permit any encumbrance or allow the rights of the Lessor in the Equipment to be prejudiced;

4.6 on being given notice, allow Lessor and its agents during normal business hours to inspect the Equipment and allow markings indicating Lessor's interest to be affixed to the Equipment;

4.7 not fix nor permit the affixing of the Equipment to land or to any building and Lessee must obtain from the owner of any land on which the Equipment are installed a waiver of any rights it might have over the Equipment if Lessor so requests; and

4.8 promptly pay and discharge all charges, stamp duties, registration fees and all other outgoings whatsoever payable by Lessor or Lessee in respect of the Agreement, the Equipment or the premises in which the Equipment is situated.

5.  INSURANCE


5.1 Lessee shall at its own cost throughout the Lease Term maintain insurance with an insurance company operating in the PRC that is acceptable to Lessor:-


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       (a)   against such risks as such Equipment are normally insured against in accordance with good and prudent practice for the higher of their full replacement value and the Termination Sum from time to time; and

       (b) covering all liability whatsoever to any third party whether arising directly or indirectly from the Equipment or the use thereof.

   5.2 All policies shall be in the name of Lessee and shall, if Lessor so requests, be in terms approved by Lessor and be produced to Lessor with Lessor named as additional insured and loss payee;

   5.3 Lessee must not vary the policies without Lessor's consent:

   5.4 Lessee must punctually pay all premiums due under the policies and must produce evidence of payment of the premiums if Lessor so requests;

   5.5 If an actual or constructive total loss (collectively a "Total Loss") of the Equipment shall occur, Lessee shall immediately inform Lessor and, within 28 days, pay to the Lessor the Termination Sum. Subject to receipt by Lessor of the Termination Sum, Lessor shall pay to Lessee by way of rebate of rental any sums received from the Insurers under the aforesaid policies.

   5.6 Following a Total Loss the leasing of the Equipment shall be terminated without prejudice to any claims then outstanding between Lessor and Lessee.

   5.7 Without prejudice to the provisions of Clause 8, if Lessee fails to effect an maintain insurance in respect of the Equipment in accordance with the provisions of this Clause or produce the policy for inspection when requested, Lessor may effect such insurance at Lessee's cost.

6. RENTAL ASSUMPTIONS AND ADJUSTMENTS

   6.1 The Rentals payable during the Lease Term and shown in the relevant Schedule are calculated on the assumptions that:

       6.1.1 there will be no change in the rate of Enterprise Income Tax and Business Tax applicable to the profits and interest income, as the case may be, of Lessor;

       6.1.2 the law and practice in the PRC relating to the taxation of companies and groups of companies will remain the same without affecting this Agreement or matters relating to it including but not limited to, the leasing of the Equipment, and that the rate of return will be presented for Lessor;

       6.1.3 Lessor shall be entitled to treat any rebate of rental paid to Lessee as an allowable deduction for tax purposes; and

       6.1.4 Lessee shall not claim or seek to claim any capital allowance in respect of the Equipment.

   6.2 In the event that any of the assumptions referred to in Clause 6.1 becomes incorrect, Lessor may adjust each Rental remaining in the Lease Term by an amount which Lessor certifies to Lessee to be necessary to preserve Lessor's rate of return (after tax) at that which it would have obtained hereunder; had such assumptions remained correct. In the event of there being no Rentals remaining in the Lease Term any such adjustment shall be made by way of additional rental at the request of Lessor.

  6.3 Lessee shall promptly furnish to any officer of the relevant Tax Bureau such information as such officer may require and as Lessee has or can obtain.

7. LESSEE WARRANTIES

  7.1 Lessee warrants that the Equipment has been selected by Lessee for the purpose of being leased to Lessee hereunder and acknowledges that Lessor does not possess any particular skill or knowledge to advise on the condition, operation or fitness for any particular purpose of the Equipment and further warrants that it does not enter into this Agreement in reliance on any representation made in respect of such matters by or on behalf of the Lessor, the Supplier or any other person by or through whom this Agreement may have been negotiated.

  7.2 Lessee acknowledges that-

      7.2.1 the description of the Equipment in each Schedule is for identification only;

      7.2.2 Lessor has not made and does not give any representation, condition, guarantee or warranty in connection with the Equipment and any that would otherwise be implied by statute or regulations are hereby expressly excluded (to the extent permitted by law);

      7.2.3 it waives all claims against Lessor to the extent permitted by law;

      7.2.4 Lessor will not be liable for any latent defects or any indirect, incidental or consequential loss or damage or any damages resulting from loss of use, data or profits arising out of or in connection with the Equipment whether in an action based in contract or text;

      7.2.5 Lessor's total liability arising under or in connection with any Schedule shall not exceed a sum equal to the aggregate of all Rentals payable during the Lease Term;

      7.2.6 all necessary authorisations and approvals for the maintenance of Lessee's status as a joint venture/wholly foreign-owned/domestic enterprise (delete as inapplicable) established in the PRC have been obtained;

      7.2.7 all necessary authorisations and approvals for the execution, delivery, performance, legality, validity and enforceability of this Agreement, including but not limited to the approval of SAFE (if required), have been obtained;

      7.2.8 its obligations under this Agreement are legal, valid and binding obligations and enforceable in accordance with their terms;
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           7.2.9  no litigation, arbitration, tax claim or administrative proceeding is current or pending which Lessor considers material to Lessee's ability to perform its obligations under this Agreement; and

           7.2.10 no event specified in Clause 8 has occurred and is continuing.

    7.3 Nothing in this Agreement or any Schedule shall limit or exclude Lessor's liability for personal injury or death arising from Lessor's negligence.

8.  TERMINATION OF AGREEMENT

    8.1 If at any time during the Lease Term:

           8.1.1 Lessee fails to pay any Rentals or other sum due under this Agreement on the due date therefor;

           8.1.2 Lessee is in breach of this Agreement (other than in respect of sums to which Clause 8.1.1 above applies) or breach of a Supply Agreement and, in the case of a breach capable of being remedied (except in respect of any of its obligations to insure) shall fail to remedy the same within ten days after the occurrence of such breach;

           8.1.3 Lessee shall cease or threaten to cease to carry on its business or shall be unable to pay its debts as they mature or shall have a petition for winding-up presented against it or a receiver, administrator or administrative receiver is appointed over the whole or any part of the undertaking or assets;

           8.1.4 Lessee, otherwise than in the ordinary course of its business or in a transaction at arms length and for full consideration shall sell, transfer, lease or otherwise dispose of the whole or any substantial part of its undertaking or of its assets;

           8.1.5 Lessee is in breach of any leasing or financing agreement with Lessor or any affiliate or group company of Lessor;

           8.1.6 Lessor, on any reasonable ground, considers that the Equipment may be in jeopardy (without limitation, through abandonment or the threat or steps being taken for distress, execution or other legal process) or that Lessor's rights under this Agreement may otherwise be prejudiced;

           8.1.7 any change (which in the opinion of Lessor is substantial) shall be proposed or shall occur in the ownership or shareholders of Lessee;

           8.1.8  any of the events specified in Clause 8.1.3, 8.1.4, 8.1.5 or
                  8.1.7 occurs in relation to the holding company or any guarantor of Lessee;

           8.1.9 any authorisation or approval of any governmental agencies or authorities of the PRC required by Lessee to execute, deliver and perform this Agreement, or required in connection with the execution, delivery, performance, legality, validity or enforceability of this Agreement, is revoked or withheld;

           8.1.10 it shall become impossible or unlawful in the PRC for Lessee to fulfill any of its obligations contained in this Agreement; or

           8.1.11 any other act, matter or thing occurs which in the opinion of Lessor might have a material adverse affect upon the ability of Lessee to perform its obligations under this Agreement;

           then in any such event (without prejudice to any other right or remedy which Lessor may have) Lessor may upon giving notice terminate the leasing of all or any of the Equipment under this Agreement.

    8.2 Upon termination of the leasing of all or any of the Equipment under this Agreement for any reason such Equipment shall, subject to Clause 10 no longer be in the possession of the Lessee with the consent of Lessor.

9.  TERMINATION PAYMENTS

    9.1 Upon termination of the leasing of the Equipment pursuant to Clause 8 Lessee shall pay to Lessor on the date of such termination the Termination Sum. Any such Termination Sum shall be subject to adjustment pursuant to Clause 6.2.

    9.2 The Termination Sum shall, in the case of a repudiation pursuant to Clauses 8.1.1 and 8.1.2 be recoverable as liquidated damages and in the case of an agreed terminating event pursuant to Clauses 8.1.3 to 8.1.11 shall be recoverable as a debt or liquidated damages.

10. REDELIVERY OF EQUIPMENT AT EXPIRATION OF LEASE TERM OR ON TERMINATION

    Unless otherwise provided to the contrary in any Schedule, at the expiration or earlier termination of the Lease Term and/or any permitted extension of the letting of the Equipment thereafter, Lessee at its expenses, shall return the Equipment concerned to Lessor in good repair and operable condition, ordinary wear and tear excepted, to such location or on board such carrier, freight prepaid, packed for shipping as Lessor may specify. Should Lessee not so deliver the Equipment, Lessor may at any time thereafter and without notice retake possession of the Equipment and for such purpose enter upon premises belonging to or in the occupation of Lessee and Lessee shall be responsible for all costs, charges and expenses (including legal costs on a full indemnity basis) incurred by Lessor in retaking possession of the Equipment and restoring the Equipment to good working order and condition. Until return of the Equipment, the letting shall be deemed to be continued hereunder and additional Rental(s) shall be owing in accordance with Clause 3.5.

11. SUPPLY AGREEMENT

    If Lessee has not entered into an agreement with the Supplier for the supply of the Equipment, Lessee hereby agrees that Lessor may do so on Lessee's behalf. Provided Lessor has not exercised its right to terminate the leasing of the Equipment pursuant to Clause 8, Lessor shall extend to Lessee the benefit of all warranties and guarantees provided by the Supplier of the Equipment in so far as such benefits are capable of being so transferred. If Lessee has entered into a supply agreement, Lessee represents and warrants that title to the Equipment

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     has not passed to Lessee and, if required by Lessor, Lessee shall assign to
     Lessor its rights under such supply agreement to purchase the Equipment and to acquire any Licence. Except for the obligation to pay the Supplier for the Equipment if (and only if) this Agreement has commenced, Lessee shall perform, satisfy and discharge all of the purchaser's or, as the case may be, licensee's obligations under the Supply Agreement and Licence respectively.

12.  INDEMNITY

     12.1 Lessee agrees to fully indemnify Lessor from and against any liability, loss, damage, charges, costs and expenses whatsoever suffered or incurred by Lessor (other than those incurred as a result of the gross negligence or willful misconduct of Lessor) by reason of:

          (a)  Lessor exercising a right under this Agreement; or

          (b) Lessor doing anything Lessee should have done under this Agreement; or

          (c) Lessee not doing what Lessee should have done under this Agreement; or

          (d)  Lessor having to seize or store the Equipment; or

          (e) Lessor owning the Equipment (including registering the ownership interest); or

          (f) Lessor incurring a loss as a result of converting RMB sums or payments received from Lessee into Dollars; or

          (g) property being damaged directly or indirectly by the Equipment or its use; or

          (h) a claim for patent, for trademark or copyright infringement, for strict liability, or for any other reason being made against Lessor in connection with the Equipment or its operation.

     12.2 Each indemnity is a continuing obligation, separate and independent from Lessee's other obligations. It continues after this Agreement ends or is terminated. It is not necessary for Lessor to incur expenses or make a payment before Lessor can enforce a right of indemnity.

13.  CERTIFICATION BY LESSOR

     Where in this Agreement any matter is expressed to be determined or certified by Lessor, including but not limited to the amount owing by Lessee to Lessor from time to time or the amount of loss suffered by Lessor in currency conversion as mentioned in Clause 12.1(f), the certificate of any duly authorised representative of Lessor shall be absolute, conclusive and binding upon Lessee for the purposes of determination of such matter.

14.  SET OFF EXCESS AMOUNTS

     Lessor shall be entitled to set off against and withhold from any sums payable by Lessee under the terms of this Agreement or otherwise due from Lessee to Lessor on any account whatsoever.

15.  GENERAL

     15.1 Terms used in each Schedule shall have the same meaning herein. In the event of any conflict between these terms and conditions and the terms of a Schedule then that Schedule shall prevail. Each Schedule shall incorporate these terms and conditions and shall constitute a separate contract.

     15.2 No failure or delay on the part of Lessor in exercising any power or right hereunder and no grant of any indulgence or forbearance by Lessor to Lessee shall operate as a waiver of any covenant, agreement or obligation on the part of Lessee hereunder nor in any way affect, diminish, restrict or prejudice any of the rights and powers of Lessor hereunder.

     15.3 If any provision of this Agreement shall be held to be invalid, illegal or unenforceable then, to the extent permitted by law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     15.4 This Agreement together with the relevant Schedule comprises the entire agreement between Lessor and Lessee in respect of the leasing of the Equipment and shall not be varied unless agreed in writing between Lessor and Lessee.

     15.5 Lessor may at any time, without notice to Lessee, transfer, charge, sell or assign its rights under this Agreement or any Schedule, or in respect of any Equipment or any Rental or other moneys and benefits due or to become due hereunder. This Agreement shall ensure for the benefit of any successor in title or assignee. Neither this Agreement nor any Schedule is assignable by Lessee, nor may Lessee assign, sublet or part with possession of the Equipment without the prior written consent of Lessor.

     15.6 Any notice served hereunder shall be sufficiently served if sent by prepaid letter, telex or facsimile to the registered address of the addressee and proof of dispatch shall be conclusive evidence of receipt by the addressee in the due course of transmission.

     15.7 Lessee acknowledges that it has read the Agreement and understands and agrees to be bound by its terms and conditions.

     15.8 Lessee undertakes to provide Lessor with copies of Lessee's audited profit and loss account and balance sheet for each financial year as soon as practicable following completion of the same and such other information as Lessor may reasonably request promptly following receipt of Lessor's request for the same.

     15.9 This Agreement shall be governed by and construed in accordance with the laws of the PRC and the parties hereto irrevocably submit to the non-exclusive jurisdiction of the PRC courts.

    15.10 This Agreement shall become effective upon execution by the parties hereto on the date set out below/registration with SAFE (delete






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as inapplicable).


Full Legal Name of                      Full Legal Name and Address of:
LESSOR: NEWCOURT LEASING CORPORATION    LESSEE: [CHINESE LETTERING] (Elong.com)

BY: /s/ Newcourt Leasing Corporation    BY: /s/ Mail.com
  ------------------------------------    ------------------------------------
NAME/TITLE:                             NAME/TITLE:
           ---------------------------             ---------------------------
DATE:                                   ADDRESS: No. 20 Chaowai Avenue,
     ---------------------------------          ------------------------------
                                                 Chaoyang District, Beijing,
                                                ------------------------------
                                                100020
                                                ------------------------------


[NEWCOURT LEASING CORPORATION SEAL]                   [ELONG.COM SEAL]